Exhibit 99.1

NEWS RELEASE — For Immediate Release

Johnston Elected New Chairman of Visteon Board of Directors

VAN BUREN TOWNSHIP, Mich., May 11, 2005 — Michael F. Johnston, 57, president and chief executive officer of Visteon Corporation (NYSE: VC), was elected chairman of the board, effective June 1, 2005, by the Visteon Board of Directors at its regularly scheduled meeting. Johnston’s new title will be chairman, chief executive officer and president.

Johnston replaces Chairman Peter J. Pestillo, 67, who will retire effective May 31, 2005, and depart from Visteon’s Board of Directors. Pestillo has served as Visteon’s chairman since January 2000.

“Mike Johnston is one of the most respected executives in the automotive industry. His leadership, integrity and vision will serve Visteon well as the company transitions itself for long-term success in these most challenging times,” said William H. Gray, III, chair of the corporate governance and nominating committee of the Visteon Board of Directors. “We believe Mike’s drive to improve operational performance and his focus on customer service will move Visteon forward to future success. We also want to express our appreciation and gratitude to Pete Pestillo for his leadership through the company’s early years.”

Johnston was named president and CEO of Visteon in July 2004 after serving as president and chief operating officer since he joined Visteon in 2000. Johnston was elected to the Board of Directors in April 2002.

With nearly three decades of experience in the automotive supplier and aerospace industries, Johnston has extensive expertise in manufacturing, product development, sales and customer relations. He has established a strong track record of delivering on business commitments and improving shareholder value. Prior to joining Visteon in September 2000, Johnston had been with Johnson Controls Inc. since 1989 and held leadership positions of progressively increased responsibility.

Visteon Corporation is a leading, full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 70,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 24 countries.

Visteon news releases, photographs and product specification details are available at www.visteon.com

Contact(s):
Media Inquiries	Analyst Inquiries	Visteon Corporation
Kim Welch	Derek Fiebig	One Village Center Drive
Off.: 734-710-5593	734-710-5800	Van Buren Twp., Mich., 48111
Cell: 734-625-8600	dfiebig@visteon.com
kwelch5@visteon.com